Exhibit 10.11

Form of LOCK-UP AGREEMENT

This lockup agreement (this “Agreement”) is hereby entered into by and among [              ] (collectively, the “Parties” and each, individually, a “Party”) and Paramount Skydance Corporation (the “Company”) as of October 6, 2026 (the “Effective Date”) in connection with (a) the acquisition by the Company of Warner Bros. Discovery, Inc. (the “Acquisition”) and (b) those certain Subscription Agreements, dated as of February 27, 2026, entered into by the Trust, Mr. Lawrence J. Ellison and RedBird Capital Partners Fund IV (Master), L.P. (the “Subscription Agreements”), relating to the purchase in connection with the Acquisition of shares of Class B common stock, par value $0.001 per share, of the Company (the “Class B Common Stock”), a portion of which right to purchase shares of Class B Common Stock pursuant to the Subscription Agreements was subsequently assigned to certain of the Parties.

Without the prior written consent of the Company (which may be withheld or given in its sole discretion), each Party hereby agrees that during the period commencing on the Effective Date and continuing through the date that is 180 days following the Effective Date (the “Lock-Up Period”), it will not, and will not publicly disclose an intention to, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the shares of Class B Common Stock or any interest in, or securities convertible into or exercisable or exchangeable for shares of Class B Common Stock, in each case, received by such Party pursuant to the Subscription Agreements (or, in the case of any transferee that executes a joinder to this Agreement, received by such transferee from a Party in a Transfer permitted by clauses (b) through (e) below) (such securities, the “Lock-Up Securities”) or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Party’s Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of shares of Class B Common Stock, in cash or otherwise (any such transaction, a “Transfer”). The restrictions described in clause (1) and (2) above are hereinafter referred to as the “Transfer Restrictions.”

Notwithstanding the foregoing, the Transfer Restrictions shall not apply to:

(a)	Transfers of Class B Common Stock acquired other than pursuant to the Subscription Agreements (including, without limitation, in open market transactions);

(b)	the pledge, mortgage, hypothecation or granting of any security interest in Lock-Up Securities by a Party (or Managed Vehicle (as defined below)) as collateral or security pursuant to any margin loan or other bona fide financing arrangement between such Party (or Managed Vehicle) and one or more banks, financial or other lending institutions (including any transfer of Lock-Up Securities in connection with the foreclosure upon, or taking of possession of, such Lock-Up Securities by the lenders in accordance with the terms thereof);

(c)	Transfers by any Party of Lock-Up Securities to any trusts or other bona fide estate planning vehicles for the direct or indirect benefit of the beneficial owner of such Lock-Up Securities or his or her immediate family, to a trustor or beneficiary of such trust or other bona fide estate planning vehicle or to the estate of a beneficiary of such trust or other bona fide estate planning vehicle;

(d)	Transfers by any Party of Lock-Up Securities to an entity (including, without limitation, any partnership, limited liability company, corporation, trust, governmental or other entity) that directly or indirectly, including through one or more intermediaries, controls, is controlled by, or is under common control with, such Party (a “Permitted Transferee”), provided that any transaction whereby, directly or indirectly, a Permitted Transferee ceases to control, be controlled by, or be under common control with, the Party that originally held the Lock-Up Securities, shall be deemed to be a Transfer that is subject to the Transfer Restrictions; or

(e)	(i) Transfers by any Party of Lock-Up Securities to investment funds or other investment vehicles now or hereafter managed by, or that are controlled by or under common control with, one or more general partners of such Party or its affiliates (the “Managed Vehicles”), (ii) indirect transfers of Lock-Up Securities resulting from the transfer of any interest in any Managed Vehicle to any person or persons, provided that such Party, or an affiliate of such Party, remains such Managed Vehicle’s general partner or otherwise continues to control such Managed Vehicle, and provided further, that the direct ownership by such Managed Vehicle of the Lock-Up Securities does not change as a result of such transfer;

provided that, in the case of each of (b) through (e) (except for (e)(ii) above), each transferee of the Lock-Up Securities executes a joinder to this Agreement as if such transferee were party hereto.

Nothing herein shall restrict any Party from making a demand or request for inclusion of its Lock-Up Securities in any registration statement pursuant to any registration rights agreement between the Company and such Party, provided that the Company will have no obligation to publicly file or amend a registration statement or publicly file a prospectus supplement, in each case, relating to such demand or request during the Lock-Up Period. Notwithstanding the foregoing, nothing in this Agreement will relieve the Company of its obligation pursuant to section 2.03 of the amended and restated registration rights agreement, dated October 6, 2026, by and among the Company, the Parties and the other parties thereto.

Each Party agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of such Party’s Lock-Up Securities except in compliance with the Transfer Restrictions. Each Party acknowledges that the Lock-Up Securities will bear a legend reflecting the Transfer Restrictions.

Each Party further understands that this Agreement is irrevocable and shall be binding upon such Party’s heirs, legal representatives, successors and permitted assigns.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws principles thereof.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Very truly yours,

[ ]

Accepted:

PARAMOUNT SKYDANCE CORPORATION

By:
Name: Stephanie Kyoko McKinnon
Title: General Counsel and Secretary

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